IntelGenx to Report First Quarter 2016 Financial Results on May 10, 2016

Saint Laurent, Quebec – May 5, 2016 - IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx"), today announced that it will release its first quarter 2016 financial results on May 10, 2016 at 4:00 p.m. ET followed by the annual general meeting of shareholders. A special presentation will then be made by Dr. Ludwig Aigner on “Rejuvenation of the aged brain – an example of drug delivery in drug repurposing.” Shareholders are then invited to the company’s grand opening of its brand new state-of-the-art manufacturing facilities where tours will be offered.

About IntelGenx:
IntelGenx is a leading drug delivery company focused on the development of innovative products based on its proprietary oral drug delivery technologies.

Established in 2003, the Montreal-based company, listed on the TSX-V and OTC-QX, develops innovative oral drug delivery solutions based on its proprietary platform technologies, VersaFilmTM, VersaTabTM and AdVersaTM.

IntelGenx has developed a broad and diverse product portfolio addressing unmet market needs and offering lifecycle management opportunities. Forfivo XLTM, launched in 2012, is the first and only FDA approved once-daily bupropion HCl 450mg dose in a single tablet for the treatment of major depressive disorder.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, clinical monitoring, IP protection, analytical method development and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com